UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022

Emerson Electric Co.

(Exact name of registrant as specified in its charter)

Missouri	1-278	43-0259330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 West Florissant Avenue, St. Louis, Missouri 63136

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (314) 553-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.50 par value per share	EMR	New York Stock Exchange NYSE Chicago
0.375% Notes due 2024	EMR 24	New York Stock Exchange
1.250% Notes due 2025	EMR 25A	New York Stock Exchange
2.000% Notes due 2029	EMR 29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2022, Mark J. Bulanda indicated that he will retire from his current position as Executive President Automation Solutions of Emerson Electric Co. (the “Company”) effective as of December 31, 2022 (“Retirement Date”). In connection with his retirement, on November 22, 2022, the Company and Mr. Bulanda entered into a letter agreement dated November 16, 2022 and signed November 22, 2022 (the “Letter Agreement”).

Under the Letter Agreement, Mr. Bulanda will continue to receive his base salary and certain other benefits through the Retirement Date and will receive salary continuation payments following the Retirement Date at his current base salary rate until the earlier of September 30, 2023 or the date on which he commences other employment. Mr. Bulanda will not be eligible to receive a fiscal 2023 annual bonus. In accordance with the Company’s 2011 Stock Option Plan, all of Mr. Bulanda’s outstanding options will remain exercisable through October 1, 2023, their original expiration date; as permitted under the Company’s 2015 Incentive Shares Plan, Mr. Bulanda will remain eligible to receive a full payout of any earned awards under the Fiscal 2021 - 2023 and Fiscal 2022 - 2024 Performance Shares Programs, subject in each case to the Company’s achievement of the applicable performance objectives, to be paid at the normal times provided for under the programs; and as permitted under the Company’s applicable Incentive Shares Plan, Mr. Bulanda’s restricted stock award granted on October 1, 2013 will be eligible for full payment at the conclusion of its restriction period ending on October 1, 2023 and his restricted stock award granted on February 8, 2021 will be canceled.

Mr. Bulanda will be eligible to receive benefits earned under the Company’s qualified and non-qualified pension plans, pursuant to the terms and conditions of and to be paid in the manner and at the times set forth in such plans. He will also be eligible to receive distributions under the Company’s qualified and non-qualified 401(k) and profit-sharing retirement savings plans, as provided under those plans.

Mr. Bulanda agrees, among other things: (i) not to compete with, or solicit or hire the employees of, the Company or any of its subsidiaries during a period of three years from the Retirement Date; (ii) not to use or disclose any confidential information of the Company; (iii) to reaffirm all existing non-compete, invention, non-disclosure and non-solicitation obligations he has to the Company; and (iv) to comply with non-disparagement obligations.

Mr. Bulanda will also release and discharge the Company, its affiliates, and its and their respective directors, officers, employees, agents and other parties from any and all claims or liabilities of whatever nature and will remain subject to the Company’s clawback policy.

If Mr. Bulanda violates any of his obligations to the Company under the Letter Agreement, he will forfeit all payments to be made or benefits provided under the Letter Agreement and will repay to the Company, as liquidated damages, one-half of the economic value of all benefits provided to him under the Letter Agreement prior to the date of breach.

The above description of the Letter Agreement is qualified in its entirety by reference to a copy of the Letter Agreement attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

10.1	Letter Agreement dated November 16, 2022 between Emerson Electric Co. and Mark J. Bulanda, signed November 22, 2022.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2022	EMERSON ELECTRIC CO.

	By:	/s/ John A. Sperino
John A. Sperino
Vice President and Assistant Secretary